Exhibit 99.1

EMI HOLDING, INC.

For the Quarterly Period Ended June 30, 2019

Item 1. Financial Statements

EMI HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of
	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents ($12,222 and $13,175 attributable to the VIE)	$15,169	$17,080
Accounts receivable, net	1,981	1,351
Inventories, net	5,906	4,705
Investment in marketable securities	32,890	49,343
Marketable securities, pledged to creditor	—	238
Prepaid expenses and other current assets ($463 and $273 attributable to the VIE)	703	743
Total current assets	56,649	73,460
PROPERTY AND EQUIPMENT, NET	145	152
OTHER ASSETS
Long-term investment at cost	—	538
Intangibles, net	47	54
Right of use assets	4,285	—
Deposits and other assets	365	352
Total other assets	4,697	944
Total assets	$61,491	$74,556
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses ($104 and $0 attributable to the VIE)	$11,455	$9,122
Deferred rent	—	19
Operating lease liabilities	857	—
Other current liabilities	5,259	5,181
Notes payable, net	11,163	6,394
Notes payable to related parties, net	470	468
Convertible notes payable, net	13,867	11,253
Convertible notes payable to related parties, net	14,180	5,089
Total current liabilities	57,251	37,526
LONG-TERM LIABILITIES
Deferred rent	—	268
Operating lease liabilities	3,781	—
Other long-term liabilities	35,330	36,222
Warrant derivative liabilities	1,200	1,399
Notes payable, net	703	1,021
Convertible notes payable, net	450	5,485
Convertible notes payable to related parties, net	—	8,529
Total long-term liabilities	41,464	52,924
Total liabilities	98,715	90,450
STOCKHOLDERS’ DEFICIT
Preferred stock — par value $0.001 per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock — par value $0.001 per share, 100,000,000 shares authorized, 36,071,394 shares and 35,558,305 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	36	36
Additional paid-in capital	153,084	140,904
Accumulated other comprehensive income (loss)	(56)	(69)
Accumulated deficit	(189,503)	(156,668)
Total stockholders’ deficit	(36,439)	(15,797)
Noncontrolling interests	(785)	(97)
Total liabilities & stockholders’ deficit	$61,491	$74,556

The accompanying notes are an integral part of these consolidated financial statements.

EMI HOLDING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
REVENUES, NET	$5,869	$2,571	$11,176	3,352
COST OF GOODS SOLD	195	221	395	355
GROSS PROFIT	5,674	2,350	10,781	2,997
OPERATING EXPENSES
Research and development	540	396	1,053	807
Selling	1,903	1,569	3,388	2,439
General and administrative	3,851	3,142	7,532	6,948
Total operating expenses	6,294	5,107	11,973	10,194
LOSS FROM OPERATIONS	(620)	(2,757)	(1,192)	(7,197)
OTHER INCOME (EXPENSE)
Loss on debt extinguishment	—	—	—	(3,245)
Impairment loss on long-term investment	(524)	—	(524)	—
Change in fair value of warrant derivative liabilities	247	55	199	895
Change in fair value of embedded conversion option	—	—	—	466
Net losses on equity investment in marketable securities	(10,013)	(39,185)	(16,470)	(33,649)
Interest and other income (loss)	274	(12)	163	34
Interest expense	(8,474)	(5,446)	(15,439)	(10,744)
Total other income (expenses)	(18,490)	(44,588)	(32,071)	(46,243)
LOSS BEFORE INCOME TAXES	(19,110)	(47,345)	(33,263)	(53,440)
INCOME TAXES	217	—	217	2
NET LOSS INCLUDING NONCONTROLLING INTERESTS	(19,327)	(47,345)	(33,480)	(53,442)
Net (income) loss attributable to noncontrolling interests	688	—	674	—
NET LOSS ATTRIBUTABLE TO THE COMPANY	(18,639)	(47,345)	(32,806)	(53,442)

COMPONENTS OF OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(9)	2	(2)	16
Other comprehensive income (loss)	(9)	2	(2)	16
COMPREHENSIVE INCOME (LOSS)	(19,336)	(47,343)	(33,482)	(53,426)
Amounts attributable to noncontrolling interests:
Net (income) loss attributable to noncontrolling interest	688	—	674	—
Foreign currency translation adjustments	15	—	14	—
Comprehensive (income) loss attributable to noncontrolling interest	703	—	688	—
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(18,633)	$(47,343)	$(32,794)	$(53,426)
NET LOSS PER COMMON SHARE	$(0.52)	$(1.36)	$(0.91)	$(1.53)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	36,029,940	34,824,961	35,857,944	34,858,022

The accompanying notes are an integral part of these consolidated financial statements.

EMI HOLDING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share amounts) (Unaudited)

	Common stock – par value $0.001 per share, 100,000,000 shares authorized

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Emmaus Stockholders' Equity / (Deficit)	Non-controlling Interests	Total Equity / (Deficit)
Balance at January 1, 2019	35,558,305	$36	$140,904	$(69)	$(156,668)	$(15,797)	$(97)	$(15,894)
Cumulative effect adjustment on adoption of ASC 842	—	—	—	—	(29)	(29)	—	(29)
Beneficial conversion feature relating to convertible and promissory notes payable	—	—	2,039	—	—	2,039	—	2,039
Exercise of warrants	500	—	5	—	—	5	—	5
Stock issued for cash	307,500	—	2,530	—	—	2,530		2,530
Conversion of notes payable to common stock	81,332	—	329	—	—	329	—	329
Share-based compensation	—	—	536	—	—	536	—	536
Exercise of common stock options	167	—	1	—	—	1	—	1
Foreign currency translation effect	—	—	—	7	—	7	1	8
Net income (loss)	—	—	—	—	(14,167)	(14,167)	14	(14,153)
Balance, March 31, 2019	35,947,804	$36	$146,344	$(62)	$(170,864)	$(24,546)	$(82)	$(24,628)
Beneficial conversion feature relating to convertible and promissory notes payable	—	—	5,391	—	—	5,391	—	5,391
Exercise of warrants	50,500	—	181	—	—	181	—	181
Stock issued for cash	73,090	—	730	—	—	730	—	730
Share-based compensation	—	—	438	—	—	438	—	438
Foreign currency translation effect	—	—	—	6	—	6	(15)	(9)
Net income (loss)	—	—	—	—	(18,639)	(18,639)	(688)	(19,327)
Balance, June 30, 2019	36,071,394	$36	$153,084	$(56)	$(189,503)	$(36,439)	$(785)	$(37,224)

EMI HOLDING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share amounts) (Unaudited)

	Common stock – par value $0.001 per share, 100,000,000 shares authorized

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock, at cost	Accumulated Deficit	Total Emmaus Stockholders' Equity / (Deficit)	Non-controlling Interests	Total Equity / (Deficit)
Balance at January 1, 2018	34,885,506	$35	$113,112	$41,276	$—	$(140,132)	$14,291	$—	$14,291
Cumulative effect adjustment on adoption of ASU 2016-01	—	—	—	(41,362)	—	41,362	—	—	—
Beneficial conversion feature relating to convertible and promissory notes payable	—	—	3,638	—	—	—	3,638	—	3,638
Stock issued for cash	25,000	—	275	—	—	—	275	—	275
Repurchase of common stock	—	—	—	—	(1,314)	—	(1,314)	—	(1,314)
Share-based compensation	—	—	710	—	—	—	710	—	710
Foreign currency translation effect	—	—	—	14	—	—	14	—	14
Net income (loss)	—	—	—	—	—	(6,097)	(6,097)	—	(6,097)
Balance at March 31, 2018	34,910,506	$35	$117,735	$(72)	$(1,314)	$(104,867)	$11,517	$—	$11,517
Beneficial conversion feature relating to convertible and promissory notes payable	—	—	5,583	—	—	—	5,583	—	5,583
Stock issued for cash	—	—	—	—	—	—	—	—	—
Repurchase of common stock	(700,000)	(1)	1	—	—	—	—	—	—
Share-based compensation	—	—	955	—	—	—	955	—	955
Exercise of warrants (cashless)	8,316	—	—	—	—	—	—	—	—
Foreign currency translation effect	—	—	—	2	—	—	2	—	2
Net income (loss)	—	—	—	—	—	(47,345)	(47,345)	—	(47,345)
Balance at June 30, 2018	34,218,822	$34	$124,274	$(70)	$(1,314)	$(152,212)	$(29,288)	$—	$(29,288)

The accompanying notes are an integral part of these consolidated financial statements.

EMI HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Six Months Ended June 30,

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(33,480)	$(53,442)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation and amortization	35	27
Impairment loss on long-term investment	524	—
Cost of scrapped inventory written off	—	11
Amortization of discount of convertible notes and notes payable	12,770	8,614
Foreign exchange adjustments on convertible notes and notes payable	49	39
Net losses on equity investment in marketable securities	16,470	33,649
Loss on debt settlement	—	3,245
Share-based compensation	974	1,665
Change in fair value of warrant derivative liabilities	(199)	(895)
Change in fair value of embedded conversion option	—	(466)
Net changes in operating assets and liabilities
Accounts receivable	(630)	(1,676)
Inventories	(1,202)	(1,820)
Prepaid expenses and other current assets	69	80
Other non-current assets	(4,298)	(216)
Accounts payable and accrued expenses	3,226	980
Deferred revenue	500	2,011
Deferred rent	(287)	103
Other current liabilities	79	20
Other long-term liabilities	3,217	5,000
Net cash flows used in operating activities	(2,183)	(3,071)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(21)	(53)
Sales of marketable securities	221	—
Purchase of marketable securities and investment at cost	—	(469)
Net cash flows provided by (used in) investing activities	200	(522)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock and warrants	—	(7,500)
Proceeds from convertible notes payable issued, net of issuance cost and discount	—	14,645
Payments of notes payable	—	(4,200)
Payments of convertible notes	(3,368)	(20,000)
Proceeds from exercise of warrants	186	—
Proceeds from issuance of common stock	3,261	275
Proceeds from conversion of notes payable to common stock	21	—
Net cash flows provided by (used in) financing activities	100	(16,780)
Effect of exchange rate changes on cash	(28)	(13)
Net decrease in cash and cash equivalents	(1,911)	(20,386)
Cash and cash equivalents, beginning of period	17,080	22,556
Cash and cash equivalents, end of period	$15,169	$2,170
SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES
Interest paid	$934	$1,032
Income taxes paid	$217	$2
Common stocks issued on exercise of warrants	$186	$—
Exercise of warrants and options on cashless basis	$—	$8
Conversion of notes payable to common stock	$308	$—

The accompanying notes are an integral part of these consolidated financial statements.

EMI HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

(Unaudited)

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements of EMI Holding Inc., (formally, “Emmaus Life Sciences, Inc.”) and its direct and indirect consolidated subsidiaries (collectively, the “Company” or “Emmaus”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on the basis that the Company will continue as a going concern. The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany transactions have been eliminated. The Company’s unaudited consolidated interim financial statements contain adjustments, including normal recurring accruals necessary to present fairly the Company’s consolidated financial position, results of operations, and cash flows. Due to the uncertainty of the Company’s ability to meet its current operating and capital expenses, there is substantial doubt about the Company’s ability to continue as a going concern, as the continuation and expansion of its business is dependent upon obtaining further financing, market acceptance of Endari®, and achieving a profitable level of revenues. The consolidated interim financial statements do not include any adjustments that might result from the outcome of these uncertainties. The consolidated interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on March 21, 2019 (the “Annual Report”). Interim results for the periods presented herein are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2019.

Principles of consolidation—The consolidated financial statements include the accounts of the Company (and its wholly‑owned subsidiary, Emmaus Medical, Inc. and Emmaus Medical, Inc.’s wholly‑owned subsidiaries, Newfield Nutrition Corp., Emmaus Medical Japan, Inc. (“EMJ”), Emmaus Life Sciences, Co. Ltd (“ELSK”) and Emmaus Medical Europe, Ltd (“EM Europe”)). All significant intercompany transactions have been eliminated.

The Company also consolidates EJ Holdings, Inc., a Japanese corporation as a variable interest entity (VIE) on the basis that the Company is a 40% shareholder and the primary beneficiary of the VIE. The Company is deemed to be the primary beneficiary of the VIE if it has both (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The preparation of the consolidated financial statements requires the use of management estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reported period. Actual results could differ materially from those estimates.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Refer to the Annual Report for a summary of significant accounting policies. There have been no material changes to the Company’s significant accounting policies during the six months ended June 30, 2019 except for leases, which are discussed below. Below are disclosures of certain interim balances, transactions, and significant assumptions used in computing fair value as of and for the three and six months ended June 30, 2019 and comparative amounts from the prior fiscal periods:

Revenues – Effective January 1, 2018, the Company adopted Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers using the modified retrospective transition method. The adoption of ASC 606 did not have a material impact on the measurement or on the recognition of revenue of contracts for which all revenue had not been recognized as of January 1, 2018, therefore no cumulative adjustment has been made to the opening balance of accumulated deficit at the beginning of 2018. The comparative information has not been restated and continues to be reported under the accounting standards in effect for the periods presented.

Since January 2018, the Company has generated revenues through the sale of Endari® as a treatment for sickle cell disease (“SCD”). The Company also generates revenues to a much lesser extent from the sale of AminoPure®, a nutritional supplement.

Revenues from Endari product sales are recognized upon delivery and transfer of control of products to the Company’s distributors and specialty pharmacy customers. Distributors resell the products to other specialty pharmacy providers, health care providers, hospitals, patients and clinics. In addition to distribution agreements with distributors, the Company enters into contractual arrangements with specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities that provide for government-mandated or privately-negotiated rebates, chargebacks and discounts with respect to the purchase of our products. These various discounts, rebates, and chargebacks are referred to as “variable consideration.” Revenues from product sales are recorded net of variable consideration.

Prior to recognizing revenues, the Company’s management forecasts and estimates variable consideration. Amounts of variable consideration are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Provisions for returns and other variable consideration adjustments are provided for in the period in which the related revenues are recorded. Actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, we will adjust these estimates, which would affect net product revenues and earnings in the period such variances become known.  The following are our significant categories of variable consideration:

Sales Discounts and Allowances: The Company provides its customers contractual prompt payment discounts and from time to time offers additional one-time discounts that are recorded as a reduction of revenues in the period the revenues are recognized.

Product Returns: The Company offers its distributors a right to return product purchased directly from the Company based principally upon (i) overstocks, (ii) inactive product or non-moving product due to market conditions, and (iii) expired products. Product return allowances are estimated and recorded at the time of sale.

Government Rebates: The Company is subject to discount obligations under state Medicaid programs and the Medicare Part D prescription drug coverage gap program.  The Company’s management estimates Medicaid and Medicare Part D prescription drug coverage gap rebates based upon a range of possible outcomes that are probability-weighted for the estimated payor mix. These reserves are recorded in the same period the related revenues are recognized, resulting in a reduction of product revenues and the establishment of a current liability that is included as accounts payable and accrued expenses in our balance sheet. The liability for these rebates consists primarily of estimates of claims expected to be received in future periods related to the recognized revenues.

Chargebacks and Discounts: Chargebacks for fees and discounts represent the estimated obligations resulting from contractual commitments to sell products to certain specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities at prices lower than the list prices charged to distributors. The distributors charge the Company for the difference between what they pay for the products and the Company’s contracted selling price to these specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities.  These reserves are established in the same period that the related revenues are recognized, resulting in a reduction of revenues. Chargeback amounts are generally determined at the time of resale of products by the distributors.

Leases — As described below under "Recent accounting pronouncements,” we adopted ASU 2016-02 – Leases (Topic 842) (“ASU 2016-02”) as of January 1, 2019. Pursuant to ASU 2016-02, all of our leases outstanding on January 1, 2019 continued to be classified as operating leases. With the adoption of ASU 2016-02, we recorded an operating lease right-of-use asset and an operating lease liability on our balance sheet. Right-of-use lease assets represent our right to use the underlying asset during the lease term and the lease obligation represents our commitment to make lease payments arising from the lease. Right-of-use lease assets and obligations were recognized based on the present value of remaining lease payments over the lease term. As the Company’s leases do not provide an implicit rate, we have used an estimated incremental borrowing rate based on the information available at our adoption date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and other operating costs are expensed as incurred. For all lease agreements, we combine lease and non-lease components. No right-of-use asset and related lease liability are recorded for leases with an initial term of 12 months or less.

Prior to our adoption of ASU 2016-02, when our lease agreements contained tenant improvement allowances and rent escalation clauses, we recorded a deferred rent asset or liability equal to the difference between the rent expense and the future minimum lease payments due. The lease expense related to operating leases was recognized on a straight-line basis in the statements of operations over the term of each lease. In cases where the lessor granted us leasehold improvement allowances, we capitalized the improvements as incurred and recognized it over the shorter of the lease term or the expected useful life of the improvements.

Inventories — Substantially all of the raw material purchased during the six months ended June 30, 2019 and for the year ended December 31, 2018 were from one vendor. The below table presents inventory by category (in thousands):

Inventories by category	June 30, 2019	December 31, 2018
Raw materials and components	$948	$171
Work-in-process	1,554	2,471
Finished goods	3,404	2,063
Total	$5,906	$4,705

Marketable securities— The Company’s marketable securities as of December 31, 2018 consisted of the following; (a) 39,250 shares of capital stock of CellSeed, Inc., a Japanese Corporation (“CellSeed”) acquired in January 2009 at ¥680 JPY per share ($7.69 USD), which all shares were sold in June, 2019 for cash proceed of approximately $221,000; and (b) 6,643,559 shares of capital stock of Telcon RF Pharmaceutical, Inc., a Korean corporation (formerly, Telcon Inc. and herein “Telcon”) which were acquired in July 2017 for ₩36,001,446,221 KRW (equivalent to $31.8 million USD) at ₩5,419 KRW per share.

As of June 30, 2019 and December 31, 2018, the closing prices per Telcon share on the Korean Securities Dealers Automated Quotations (“KOSDAQ”) were ₩5,730 ($4.95 USD) and ₩8,280 KRW ($7.43 USD), respectively.  As of December 31, 2018, the closing price per CellSeed share on the Tokyo Stock Exchange was ¥668 JPY ($6.07 USD),

As of June 30, 2019 and December 31, 2018, all shares of Telcon common stock were pledged to secure our obligations under the revised API agreement with Telcon.

As of December 31, 2018, the 39,250 shares of CellSeed common stock were pledged to secure a $300,000 convertible note of the Company issued to Mitsubishi UFJ Capital III Limited Partnership that was due on demand and were classified as marketable securities, pledged to creditor in our balance sheet.

Prepaid expenses and other current assets — Prepaid expenses and other current assets consisted of the following at June 30, 2019 and December 31, 2018 (in thousands):

	June 30, 2019	December 31, 2018
Prepaid insurance	$91	$82
Other prepaid expenses and current assets	612	661
	$703	$743

Other long-term liabilities—Other long-term liabilities consisted of the following at June 30, 2019 and December 31, 2018 (in thousands):

	June 30, 2019	December 31, 2018
Trade discount	$24,827	$26,222
Unearned revenue	10,500	10,000
Other long-term liabilities	3	—
Total other long-term liabilities	$35,330	$36,222

On June 12, 2017, the Company entered into an API Supply Agreement (the “API Agreement”) with Telcon pursuant to which Telcon advanced to the Company approximately ₩36.0 billion KRW (approximately $31.8 million USD) in consideration for the right to supply 25% of the Company’s requirements for bulk containers of pharmaceutical grade L-glutamine (“PGLG”). The advance was accounted for a trade discount. See to Note 10 for additional details.

Fair value measurements — The following table presents the change in fair value of warrant derivative liabilities on a recurring basis using Level 3 inputs during the year ended December 31, 2018 (in thousands):

Year Ended
Warrant Derivative Liabilities—Stock Purchase Warrants	December 31, 2018
Balance, beginning of period	$26,377
Repurchased	(6,186)
Change in fair value included in the statement of comprehensive income (loss)	(20,191)
Balance, end of period	$—

The following table presents the change in fair value of warrants issued to GPB Debt Holdings II, LLC as described in Note 8 as of June 30, 2019 and December 31, 2018 (in thousands):

	For the Six Months Ended		Year Ended
	June 30, 2019		December 31, 2018
Warrant Derivative Liabilities—GPB	Warrants	Embedded Conversion Option	Warrants	Embedded Conversion Option
Balance, beginning of period	$1,399	$—	$1,882	$1,289
Change in fair value included in the statement of comprehensive income (loss)	(199)	—	(483)	(466)
Extinguished upon debt repayment	—	—	—	(823)
Balance, end of period	$1,200	$—	$1,399	$—

The value of warrant derivative liabilities and the change in fair value of the warrant derivative liabilities were determined using a Binomial Monte-Carlo Cliquet (aka “Ratchet”) Option Pricing Model. The model is similar to traditional Black-Scholes-type option pricing models, except that the exercise price resets at certain dates in the future.

The value as of the dates set forth in the table above, was based on upon following assumptions:

	June 30, 2019	December 31, 2018
Stock price	$10.30	$9.10
Risk‑free interest rate	1.72%	2.48%
Expected volatility (peer group)	65.00%	70.00%
Expected life (in years)	3.50	4.00
Expected dividend yield	—	—
Number outstanding	240,764	240,764
Balance, end of period:
Warrant derivative liabilities (long-term) (in thousands)	$1,200	$1,399

Debt and related party debt — The following table presents the effective interest rates on loans originated and refinanced in the respective periods that either had a beneficial conversion feature or an attached warrant (in thousands except for the number of warrants issued with note):

Type of Loan	Term of Loan	Stated Annual Interest	Original Loan Principal Amount	Conversion Rate	Beneficial Conversion Discount Amount	Warrants Issued with Notes	Exercise Price	Warrant FMV Discount Amount	Effective Interest Rate Including Discounts
2017 convertible notes payable	Due on demand - 2 years	10%	$5,795	$3.50-$10.00	$1,545	$—	N/A	N/A	25% - 110%
2018 convertible notes payable	9 months - 2 years	10%	18,684	$3.60-$10.00	5,394	—	N/A	N/A	10% - 110%
2019 convertible notes payable	Due on demand - 1 year	10%	8,210	$3.50-$7.60	7,430	—	N/A	N/A	45.5% - 110%
2018 notes payable	18 months	10%	12,200	N/A	—	1,220,000	$11.30	9,687	89%
			$44,889		$14,369	1,220,000		$9,687

Related party notes are reflected as a separate line items in the Company’s consolidated balance sheets.

Net loss per share — As of June 30, 2019 and 2018, the Company had outstanding potentially dilutive securities exercisable for or convertible into 16,319,225 and 17,143,773 shares of Company common stock, respectively. No potentially dilutive securities were included in the calculation of diluted net loss per share since their effect would be anti-dilutive for all periods presented.

Recent accounting pronouncements—In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU amendments applicable to the Company (1) supersede the guidance to classify equity securities, except equity method securities, with readily determinable fair values into trading or available-for-sale categories and require equity securities to be measured at fair value with changes in the fair value recognized through net income, (2) allow equity investments that do not have readily determinable fair values to be remeasured at fair value either upon the occurrence of an observable price change or upon identification of an impairment, (3) require assessment for impairment of equity investments without readily determinable fair values qualitatively at each reporting period, (4) eliminate the requirement to disclose the methods and significant assumptions used in calculating the fair value of financial instruments required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (6) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements, (7) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU was effective beginning January 1, 2018. Since then, the Company has recognized any changes in the fair value of certain equity investments in net income as prescribed by the new standard rather than in other comprehensive income. The Company recognized a cumulative effect adjustment to increase the opening balance of retained earnings as of January 1, 2018 by $41.4 million, net of $12.3 million income tax benefit. Refer to Note 5 for additional disclosures required by this ASU.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The amendments in this Update require a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term for all leases with terms greater than twelve months. For leases less than twelve months, an entity is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The amendments in this Update are effective for the Company for fiscal years beginning after December 15, 2018, including interim periods within those years, with early adoption permitted. Additionally, in July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements and ASU No. 2018-10 Codification Improvements to Topic 842, Leases with certain targeted changes and improvements to previously issued lease accounting standard. The Company recognized operating lease liabilities of approximately $3.2 million and a right-of-use asset of approximately $2.9 million, derecognized deferred rent of approximately $286,000 and recognized the cumulative effect adjustment to increase the opening balance of accumulated deficit as of January 1, 2019 by approximately $29,000. We did not restate any financial information prior to January 1, 2019. Refer to Note 9 for additional disclosures required by this ASU.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). The amendments in ASU 2016-10 clarify identification of performance obligations and licensing implementation. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. For public companies, this Update is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. The Company adopted the new revenue standard as of January 1, 2018 using the modified retrospective transition method. The adoption of ASU 2016-10 did not have a material impact on the Company’s consolidated financial statements; however, adoption did result in significant changes to the Company’s financial statement notes.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). The amendments in this guidance intended to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature (as defined) would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. In addition, the Board re-characterized the indefinite deferral of certain provisions of Topic 480 to a scope exception. The re-characterization has no accounting effect. Down round features will no longer cause freestanding equity-linked financial instruments and embedded conversion options to be considered “not indexed to an entity’s own stock.” ASU 2017-11 is effective for public business entities for fiscal year beginning after December 15, 2018. All others have an additional year. Early adoption is permitted for all entities, including in an interim period. Entities may use the retrospective or modified retrospective transition method. The Company early adopted this ASU without a material impact on previously recorded balances on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. ASU 2018-02 also requires certain disclosures about stranded tax effects. ASU 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years, with early adoption permitted. ASU 2018-02 should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.  The adoption of ASU 2018-02 does not have a material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2018-03”). The amendments in ASU 2018-03 (1) clarify that an entity measuring an equity security using the measurement alternative may change its measurement approach to a fair value method in accordance with Topic 820, Fair Value Measurement, through an irrevocable election that would apply to that security and all identical or similar investments of the same issuer, (2) clarify that the adjustments made under the measurement alternative are intended to reflect the fair value of the security as of the date that the observable transaction for a similar security took place, (3) clarify that remeasuring the entire value of forward contracts and purchased options is required when observable transactions occur on the underlying equity securities, (4) clarify that when the fair value option is elected for a financial liability, the guidance in paragraph 825-10- 45-5 should be applied, regardless of whether the fair value option was elected under either Subtopic 815-15, Derivatives and Hedging— Embedded Derivatives, or 825- 10, Financial Instruments— Overall, (5) clarify that for financial liabilities for which the fair value option is elected, the amount of change in fair value that relates to the instrument specific credit risk should first be measured in the currency of denomination when presented separately from the total change in fair value of the financial liability, and then both components of the change in the fair value of the liability should be remeasured into the functional currency of the reporting entity using end-of-period spot rates, (6) clarify that the prospective transition approach for equity securities without a readily determinable fair value in the amendments in ASU 2016-01 is meant only for instances in which the measurement alternative is applied. For public business entities, ASU 2018-03 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. Public business entities with fiscal years beginning between December 15, 2017, and June 15, 2018, are not required to adopt these amendments until the interim period beginning after June 15, 2018, and public business entities with fiscal years beginning between June 15, 2018, and December 15, 2018, are not required to adopt these amendments before adopting the amendments in ASU 2016-01. The impact of the adoption of the amendments in ASU 2018-03 depends on the amount of equity securities and financial instruments subject to the amendments in this Update held by the Company at the time of adoption. The adoption of ASU 2018-03 did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which supersedes ASC 505-05 and expands the scope of ASC 718 to include all share-based payment arranges related to the acquisition of goods and services from both nonemployees and employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most of its requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. ASC 2018-07 is effective for all entities for fiscal year beginning after December 15, 2018, and interim periods within those fiscal year, with early adoption permitted but no earlier than the date on which an entity adopts ASC 606. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. The amendments in ASU 2018-13 remove some disclosures, modify others, and add some new disclosure requirements. The amendments in this ASU are effective for all entities for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019 with early adoption permitted. The Company is currently assessing the impact the adoption of ASU 2018-13 will have on its consolidated financial statements and accompanying footnote disclosures.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810) Targeted Improvements to Related Party guidance for Variable Interest Entities (“ASU 2018-17”), which amends two aspects of the related-party guidance in ASC 810. Specifically, ASU 2018-17 (1) adds an elective private-company scope exception to the variable interest entity guidance for entities under common control and (2) removes a sentence in ASC 810-10-55-37D regarding the evaluation of fees paid to decision makers to conform with the amendments in ASU 2016-17, Interest Held Through Related Parties That Are Under Common Control. The amendments in ASU 2018-17 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company does not expect the adoption of ASU 2018-17 to have a material impact on its consolidated financial statements.

NOTE 3 — REVENUES

Revenues disaggregated by category were as follows (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Endari®	$5,764	$2,370	$10,966	$3,060
Other	105	201	210	292
Revenues, net	5,869	2,571	11,176	3,352

The following table summarizes the revenue allowance and accrual activities for the six months ended June 30, 2019 (in thousands):

	Trade Discounts, Allowances and Chargebacks	Government Rebates and Other Incentives	Returns	Total
Balance as of December 31, 2018	$303	$1,880	$181	$2,363
Provision related to sales in the current year	649	1,625	121	2,395
Adjustments related prior period sales	—	(976)	—	(976)
Credit and payments made	(614)	(1,157)	—	(1,771)
Balance as of June 30, 2019	$338	$1,372	$302	$2,011

The following table summarizes revenues attributable to each of our customers who accounted for 10% or more of our total revenues (as a percentage of total revenues):

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
AmerisourceBergen Specialty Group	61%	89%	61%	88%
McKesson Plasma and Biologics LLC	23%	—	20%	—

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Equipment	$311	$306
Leasehold improvements	71	70
Furniture and fixtures	80	79
Total property and equipment	462	455
Less: accumulated depreciation	(331)	(303)
Total depreciable assets	131	152
Construction-in-progress	14	—
Property and equipment, net	$145	$152

During the three months ended June 30, 2019 and 2018, depreciation expense was approximately $14,000 and $8,000, respectively. During the six months ended June 30, 2019 and 2018, depreciation expense was approximately $28,000 and $21,000, respectively.

NOTE 5 — INVESTMENTS

Equity Securities—Effective January 1, 2018, the Company adopted ASU 2016-01 which requires the Company to measure all equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize in earnings any changes in such fair value. The Company uses quoted market prices to determine the fair value of equity securities with readily determinable fair values. For equity securities without readily determinable fair values, the Company has elected the measurement alternative under which the Company measures these investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Management assesses each of these investments on an individual basis. Additionally, on a quarterly basis, management is required to make a qualitative assessment of whether the investment is impaired; however, the Company is not required to determine the fair value of these investments unless impairment indicators existed. When impairment indicators exist, the Company generally uses discounted cash flow analyses to determine the fair value. For the three months ended June 30, 2019, the Company recognized approximately $524,000 in impairment loss for equity securities without readily determinable fair values attributable to an investment in KPS Co., Ltd. The Company recognized a cumulative effect adjustment of $41.4 million, net of $12.3 million income tax benefit, to increase the opening balance of retained earnings with an offset to accumulated other comprehensive income as of January 1, 2018, in connection with the adoption of ASU 2016-01.

At June 30, 2019 and December 31, 2018, the carrying values of equity securities were included in the following line items in our consolidated balance sheets (in thousands):

	June 30, 2019		December 31, 2018
	Fair Value with Changes Recognized in Income	Measurement Alternative - No Readily Determinable Fair Value	Fair Value with Changes Recognized in Income	Measurement Alternative - No Readily Determinable Fair Value
Marketable securities	$32,890	$—	$49,581	$—
Long-term investment at cost	—	—	—	538
Total equity securities	$32,890	$—	$49,581	$538

Net realized losses on available-for-sales on marketable securities still held at June 30, 2019 was approximately $ 16.5 million and net realized losses on available-for sales on marketable securities still held at June 30, 2018 was approximately $ 33.6 million.

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At June 30, 2019 and December 31, 2018, accounts payable and accrued expenses consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Accounts payable:
Clinical and regulatory expenses	$252	$83
Professional fee	807	2,157
Selling expenses	1,568	382
Manufacturing costs	2,198	—
Other vendors	487	980
Total accounts payable	5,312	3,602
Accrued interest payable, related parties	1,553	842
Accrued interest payable	2,270	2,138
Accrued expenses:
Payroll expenses	803	713
Accrued rebates	1,400	1,744
Other accrued expenses	117	83
Total accrued expenses	2,320	2,540
Total accounts payable and accrued expenses	$11,455	$9,122

NOTE 7 — NOTES PAYABLE

Notes payable consisted of the following at June 30, 2019 and December 31, 2018 (in thousands):

Year Issued	Interest Rate Range	Term of Notes	Conversion Price	Principal Outstanding June 30, 2019	Discount Amount June 30, 2019	Carrying Amount June 30, 2019	Shares Underlying Notes June 30, 2019	Principal Outstanding December 31, 2018	Discount Amount December 31, 2018	Carrying Amount December 31, 2018	Shares Underlying Notes December 31, 2018
Notes payable
2013	10%	Due on demand	—	$926	$—	$926	—	$909	$—	$909	—
2015	10%	Due on demand	—	—	—	—	—	10	—	10	—
2016	10% - 11%	Due on demand	—	833	—	833	—	843	—	843	—
2017	5% - 11%	Due on demand	—	—	—	—	—	2,575	—	2,575	—
2018	10% - 11%	Due on demand- 18 months	—	12,200	5,053	7,147	—	12,311	9,233	3,078	—
2019	11%	Due on demand - 6 months	—	2,960	—	2,960	—	—	—	—	—
				$16,919	$5,053	$11,866	—	$16,648	$9,233	$7,415	—
		Current		$15,719	$4,556	$11,163	—	$12,448	$6,054	$6,394	—
		Non-current		$1,200	$497	$703	—	$4,200	$3,179	$1,021	—
Notes payable - related party
2016	10%	Due on demand	—	270	—	270	—	270	—	270	—
2017	10%	Due on demand	—	27	—	27	—	39	—	39	—
2018	11%	Due on demand	—	159	—	159	—	159	—	159	—
2019	10%	Due on demand	—	14	—	14	—	—	—	—	—
				$470	$—	$470	—	$468	$—	$468	—
		Current		$470	$—	$470	—	$468	$—	$468	—
Convertible notes payable
2011	10%	5 years	$3.05	$—	$—	$—	$—	$300	$—	$300	98
2014	10%	Due on demand - 2 years	$3.05 - $3.60	538	—	538	192	519	—	519	184
2016	10%	1 year	$4.50	62	—	62	17	61	—	61	17
2017	10%	Due on demand - 1 year	$3.50 - $4.50	1,568	8	1,560	516	2,820	349	2,471	899
2018	6% - 10%	Due on demand - 2 years	$3.50 - $10.00	9,860	1,363	8,497	1,656	19,556	6,169	13,387	3,664
2019	10%	Due on demand - 1 year	$3.50 - $7.60	8,210	4,550	3,660	2,193	—	—	—	—
				$20,238	$5,921	$14,317	4,574	$23,256	$6,518	$16,738	4,862
		Current		$20,092	$5,814	$14,278	4,532	$16,604	$5,351	$11,253	3,981
		Non-current		$146	$107	$39	42	$6,652	$1,167	$5,485	881
Convertible notes payable - related party
2012	10%	Due on demand	$3.30	$200	$—	$200	64	$200	$—	$200	74
2015	10%	2 years	$4.50	200	—	200	61	200	—	200	58
2017	10%	2 years	$10.00	5,000	123	4,877	557	5,000	311	4,689	533
2018	10%	2 years	$10.00	9,400	497	8,903	1,018	9,400	871	8,529	972
				$14,800	$620	$14,180	1,700	$14,800	$1,182	$13,618	1,637
		Current		$14,800	$620	$14,180	1,700	$5,400	$311	$5,089	665
		Non-current		$—	$—	$—	—	$9,400	$871	$8,529	972
		Total		$52,427	$11,594	$40,833	6,274	$55,172	$16,933	$38,239	6,499

The weighted-average stated interest rates of notes payable were 10% as of June 30, 2019 and December 31, 2018. The weighted average effective interest rates of notes payable as of June 30, 2019 and December 31, 2018 were 49% and 35% respectively, after giving effect to discounts relating to beneficial conversion features and the fair value of warrants issued in connection with these notes. The notes payable and convertible notes payable contain no restrictive financial covenants or acceleration clauses associated with a material adverse change event. The holders of the convertible notes have the option to convert their notes into Company common stock at conversion prices ranging $3.05 to $10.00 per share during the terms of the notes. Certain notes with a $4.50 or a $10.00 stated conversion price in the second year of their two-year term are subject to automatic conversion into shares of Company common stock at a conversion price equal to 80% of the initial public offering price at the time of a qualified public offering. All notes due on demand are treated as current liabilities.

During the six months ended June 30, 2019, the Company and the holders of substantially all of its outstanding convertible promissory notes entered into amendments to amend the terms their notes to provide for an automatic conversion into shares of Company common stock at their respective conversion prices immediately prior to the effective time of the merger transaction with MYnd Analytics, Inc. As such, the conversion shares would be deemed outstanding immediately prior to the merger and would be converted into shares of MYnd Analytics, Inc. common stock as a result of the merger in the same manner as other outstanding shares of Company common stock based the merger “exchange ratio.” See Note 12 for information regarding the convertible notes subsequent to June 30, 2019.

Contractual principal payments due on notes payable are as follows (in thousands):

Year Ending
2019 (six months)	$28,962
2020	23,465
Total	$52,427

The Company estimated the total fair value of any beneficial conversion feature and accompanying warrants in allocating the note proceeds. The proceeds allocated to the beneficial conversion feature were determined by taking the estimated fair value of shares issuable under the convertible notes less the fair value of the number of shares that would be issued if the conversion rate equaled the fair value of Company common stock as of the date of issuance (see Note 2). The fair value of the warrants issued in conjunction with notes was determined using the Binominal Monte-Carlo Cliquet Option Pricing Model with the following inputs for the year ended December 31, 2018.

Year ended December 31, 2018
Stock price	$11.10
Exercise price	$11.30
Term	5 years
Risk‑free interest rate	3.05%
Expected dividend yield	—
Expected volatility	70.0%

With respect to the notes that included both a beneficial conversion feature and a warrant, the proceeds were allocated to the beneficial conversion feature and the warrant based on their respective pro rata fair values.

The Company did not issue any notes with warrants in the six months ended June 30, 2019.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Private placement — On September 11, 2013, the Company issued an aggregate of 3,020,501 units at a price of $2.50 per unit (the “Private Placement”). Each unit consisted of one share of common stock and one common stock warrant for the purchase of an additional share of common stock. The aggregate purchase price for the units was approximately $7.6 million. In addition, 300,000 warrants for the purchase of a share of common stock were issued to a broker under the same terms as the Private Placement transaction (the “Broker Warrants”).

The warrants issued in the Private Placement and the Broker Warrants entitle the holders thereof to purchase, at any time on or prior to September 11, 2018, shares of common stock of the Company at an exercise price of $3.50 per share. The warrants contain non-standard anti-dilution protection and, consequently, are being accounted for as liabilities, were originally recorded at fair value, and are adjusted to fair market value each reporting period. Because the shares of common stock underlying the Private Placement warrants and Broker Warrants were not effectively registered for resale by September 11, 2014, the warrant holders have an option to exercise the warrants using a cashless exercise feature. The shares have not been registered for resale as of September 30, 2018. The availability to warrant holders of the cashless exercise feature as of September 11, 2014 caused the then-outstanding 2,225,036 Private Placement warrants and Broker Warrants with fair value of approximately $7.1 million to be reclassified from liability classified warrants to warrant derivative liabilities and to continue to be remeasured at fair value each reporting period. On June 10, 2014, certain warrant holders exercised 1,095,465 warrants issued in the Private Placement for the exercise price of $3.50 per share, resulting in the Company receiving aggregate exercise proceeds of $3.8 million and issuing 1,095,465 shares of common stock. Prior to exercise, these Private Placement warrants were accounted for at fair value as liability classified warrants. As of June 10, 2014, immediately prior to exercise, the carrying value of these Private Placement warrants was reduced to their fair value of $1.8 million, representing their intrinsic value, with this adjusted carrying value of $1.8 million being transferred to additional paid-in capital. Also on June 10, 2014, based on an offer made to holders of Private Placement warrants in connection with such exercises, the Company issued an aggregate of 1,095,465 replacement warrants to holders exercising Private Placement warrants, which replacement warrants have terms that are generally the same as the exercised warrants, including an expiration date of September 11, 2018 and an exercise price of $3.50 per share.

The replacement warrants are treated for accounting purposes as liability classified warrants, and their issuance gave rise to a $3.5 million warrant exercise inducement expense based on their fair value as of issuance as determined using a Binomial Monte-Carlo Cliquet (aka Ratchet) Option Pricing Model. Because the shares of common stock underlying the replacement warrants were not effectively registered for resale by June 10, 2015, the warrant holders have an option to exercise the warrants using a cashless exercise feature. The availability to warrant holders of the cashless exercise feature as of June 10, 2015 caused the then-outstanding 1,095,465 replacement warrants with fair value of approximately $2.5 million to be reclassified from liability classified warrants to warrant derivative liabilities and to continue to be remeasured at fair value each reporting period.

As of September 11, 2018, all of the Private Placement warrants, replacement warrants and Broker Warrants had been exercised primarily on a cashless basis or had expired.

Purchase Agreement with GPB—On December 29, 2017, the Company entered into the Purchase Agreement with GPB Debt Holdings II, LLC (“GPB”), pursuant to which the Company issued to GPB a $13 million principal amount senior secured convertible promissory note (the “GPB Note”) for an aggregate purchase price of approximately $12.5 million, which reflected a 4.0% original issue discount.

In connection with the issuance of the GPB Note, the Company also issued to GPB a warrant (the “GPB Warrant to purchase up to 240,674 of Company common stock at an exercise price of $10.80 per company share, with customary adjustments for stock splits, stock dividends and other recapitalization events and anti-dilution provisions set forth in the GPB Warrant. If the Company effects a public listing of common stock for trading on any securities market or exchange, whether through a direct listing application or merger transaction, at a price per share less than the exercise price, the exercise price will be adjusted on a one-time basis to a 10% premium to the dilutive issuance price and the number of shares issuable under the GPB Warrant will be increased on a full ratchet basis. The GPB Warrant became exercisable six months after issuance and has a term of five years after the initial exercise date.

In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to file a registration statement with SEC relating to the offer and sale by GPB of the common stock underlying the GPB Warrant within one hundred eighty (180) days of closing of a public listing of the Company’s Common Stock for trading on any national securities exchange (excluding any over-the-counter market), whether through a direct listing application or merger transaction. The Company is required to have the registration statement become effective on the earlier of (A) the date that is two-hundred and forty (240) days following the later to occur of (i) the date of closing of the public listing or (ii) or in the event the registration statement receives a “full review” by the Commission, the date that is 300 days following the date of closing of the public listing, or (B) the date which is within three (3) business days after the date on which the Commission informs the Company (i) that the Commission will not review the registration statement or (ii) that the Company may request the acceleration of the effectiveness of the registration statement. If the Company does not timely effect such registration, it will be required to pay GPB certain late payments specified in the Registration Rights Agreement.

In February 2018, the Company prepaid the GPB Note in full. Upon such prepayment, the Purchase Agreement and the Company’s obligations under the transaction documents entered into pursuant to the Purchase Agreement terminated except for the GPB Warrant and the Registration Rights Agreement.

In October 2018, the Company sold and issued $12.2 million principal amount of debentures and warrants to purchase an aggregate of up to 1,220,000 share of the Company common stock pursuant to a securities purchase agreement dated as of September 18, 2018 among the Company and limited number of accredited investors. The net proceeds of the sale of the debentures and warrants were used to fund the Company’s loan to EJ Holdings, Inc., a variable interest entity (“VIE”) reflected in the Company’s consolidated financial statements.

The debentures were amended and restated in their entirety in conjunction with the merger of the Company on July 17, 2019 as described in Note 12. As originally issued, the debentures bore interest at the rate of 10% per annum, payable monthly commencing November 1, 2018, and were to mature on April 21, 2020. The Company was to be obligated to redeem $1 million principal amount of debentures monthly, commencing in May 2019 and to redeem the debentures in full upon a “subsequent financing” of at least $20 million, subject to certain exceptions, or in the “event of default” (as defined). The Company’s obligations under the debentures were secured by a security interest in substantially all of our assets, except for certain pledged marketable securities and are guaranteed by the U.S. subsidiaries, Emmaus Medical, Inc. and Newfield Nutrition Corporation.

The common stock purchase warrants also were amended and restated in their entirety in conjunction with the merger on July 17, 2019. As originally issued, the common stock purchase warrants were exercisable for five years beginning April 22, 2019 at an initial exercise price of $11.30 per share, which will be subject to reduction if we become a listed company or our common stock becomes listed or quoted on a trading market based upon the public offering price or “VWAP” of the Company common stock. The exercise price also was subject to adjustment in certain other customary circumstances.

T.R. Winston & Company, LLC acted as placement agent in connection with the sales of the debentures and warrants pursuant to an amended and restated fee agreement with us dated October 1, 2018. In accordance with the fee agreement, the Company paid T.R. Winston a cash fee equal to 5% of the gross proceeds received from the purchasers granted T.R. Winston warrants to purchase up to 120,000 shares of the Company common stock on the same terms as the common stock purchase warrants sold to the purchasers and reimbursed T.R. Winston for certain legal fees and expenses.

Effective as of March 5, 2019, the Company entered into a securities amendment agreement with the debenture and warrant holders which amended in certain respects the securities purchase agreement among the Company and the holders of the debentures and warrants and provided that the debentures and warrants were to be amended in certain respects and restated in their entirety immediately prior to and subject to the completion of the then-pending merger transaction with MYnd Analytics, Inc. described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2019.

Pursuant to the terms of the securities amendment agreement, (i) the debenture holders waived their right to the monthly redemption of $1,000,000 principal amount of the debentures that was due May 1, 2019 and their right to accelerate the repayment of the debentures in connection with the proposed merger transaction and (iii) the provision of the debentures requiring their mandatory redemption in connection with any “subsequent financing” was eliminated.  The debenture holders subsequently waived their rights to the monthly redemption due June 1 and July 1, respectively.

The amended and restated debentures provide that the mandatory monthly redemption of $1,000,000 principal amount thereof will commence in November 2019 and that they will mature on October 21, 2020, six months later than the original maturity date of the debentures.  Unlike the debentures, the amended and restated debentures are convertible at the option of each holder into shares of Company common stock at a conversion price of $10 a share, subject to adjustment for stock splits, merger reorganizations and other customary events. The amended and restated warrants will be exercisable for up to an aggregate of up to 1,460,000 shares of our common stock, or 240,000 more shares than are currently purchasable under the original warrants, at an initial exercise price of $10.00 per share, or $1.30 less than the original exercise price of the warrants. The exercise price of the Warrants will be subject to reduction in connection with a “going public event,” which occurred in conjunction with the merger, based upon the public offering price if the Company completes a bona fide public offering or the “VWAP” (i.e., volume-weighted average trading price) of MYnd Analytics, Inc. (which will change its name to Emmaus Life Sciences, Inc. in conjunction with the merger) common stock at the time of the merger. The exercise price of the amended and restated warrants also will be subject to reduction pursuant to a “full-ratchet” exercise-price antidilution adjustment in the event of a sale or issuance of common stock or common stock equivalents within 60 days following the merger at an effective price per share below the exercise price of the amended and restated warrants. The exercise price also will be subject to adjustment for stock splits and other customary events. As a result of the completion of the merger on July 17, 2019, the amended and restated debentures and the amended and restated warrants became convertible and exercisable for the number of shares of common stock of the ongoing company and at a conversion price and exercise price based upon the “exchange ratio” in the merger.

The original securities purchase agreement entitled the holders of the warrants to registration rights with respect to the shares issuable upon exercise of the warrants. The securities amendment agreement extends the same rights to the shares issuable upon conversion of the amended and restated debentures, as well.

A summary of outstanding warrants as of June 30, 2019 and December 31, 2018 is presented below:

	Six Months Ended	Year Ended
	June 30, 2019	December 31, 2018
Warrants outstanding, beginning of period	3,436,431	5,265,432
Granted	—	1,542,000
Exercised	(51,000)	(2,385,317)
Cancelled, forfeited and expired	—	(985,684)
Warrants outstanding, end of period	3,385,431	3,436,431

A summary of outstanding warrants by year issued and exercise price as of June 30, 2019 is presented below:

		Outstanding			Exercisable
Year issued and Exercise Price		Number of Warrants Issued	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Total	Weighted Average Exercise Price
At December 31, 2015
	$4.90	110,417	0.68	$4.90	110,417	$4.90
	2015 Total	110,417			110,417
At December 31, 2016
	$4.50	118,750	2.00	$4.50	118,750	$4.50
	$4.70	75,000	1.84	$4.70	75,000	$4.70
	$5.00	1,300,000	1.86	$5.00	1,300,000	$5.00
	2016 Total	1,493,750			1,493,750
At December 31, 2017
	$10.80	240,764	4.00	$10.80	240,764	$10.80
	2017 Total	240,764			240,764
At December 31, 2018
	$11.30	1,540,500	4.29	$11.30	1,540,500	$11.30
	2018 Total	1,540,500			1,540,500
At June 30, 2019	Total	3,385,431			3,385,431

Stock options—During the six months ended June 30, 2019, the Company granted 50,000 options to its officer. The options will vest over three years starting June 20, 2020, have an exercise price of $10.30 per share and are exercisable through June 19, 2030. During the year ended December 31, 2018, the Company’s Board of Directors granted its officers, directors and employees stock options to purchase up to 357,000 shares of Company’s common stock. The options will vest and become exercisable with respect to the underlying shares as follows: as to one‑third (1/3) of the share on the first anniversary of the grant date, and as to the remaining two‑thirds (2/3) of the shares in twenty‑four (24) approximately equal monthly installments over a period of two years thereafter.

Summaries of outstanding stock options as of June 30, 2019 and December 31, 2018 are presented below.

	June 30, 2019		December 31, 2018
	Number of Options	Weighted‑ Average Exercise Price	Number of Options	Weighted‑ Average Exercise Price
Options outstanding, beginning of period	6,642,200	$4.40	6,775,200	$4.12
Granted or deemed issued	50,000	$10.30	357,000	$11.28
Exercised	(200)	$5.00	(170,000)	$4.59
Cancelled, forfeited and expired	(33,333)	$11.30	(320,000)	$6.06
Options outstanding, end of period	6,658,667	$4.41	6,642,200	$4.40
Options exercisable, end of period	6,318,334	$4.05	5,958,783	$3.87
Options available for future grant	2,341,333		2,357,800

During the six months ended June 30, 2019 and 2018, the Company recognized approximately $1.0 million and $1.7 million, respectively, of share-based compensation expense arising from stock options. As of June 30, 2019, there was approximately $1.8 million of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Company’s 2011 Stock Incentive Plan. That expense is expected to be recognized over the weighted-average remaining period of 2.3 years.

Registration rights— See Note 8 regarding registration rights relating to shares of Company common stock underlying warrant issued to GPB on December 29, 2017.

NOTE 9 — LEASES

Operating leases — The Company leases its office space under operating leases with unrelated entities.

We lease 13,734 square feet of office space for our headquarters in Torrance, California, at a base rental of $48,087 per month. In December 2018, we have entered into an amended lease to expand our headquarter by an additional 7,559 square feet commencing June 1, 2019. The base monthly rent for this additional space of $27,590 will be payable commencing January 1, 2020. The amended lease will expire on May 31, 2026. We also lease an additional 1,600 square feet office space in Torrance, California, at a base rent of $2,240 per month and 2,986 square feet office space in New York, New York, at a base rent of $5,500, which leases will expire on January 31, 2020 and December 30, 2019, respectively.

In addition, we lease 1,322 square feet of office space in Tokyo, Japan, which the lease will expire on September 30, 2020.

The rent expense during the three months ended June 30, 2019 and 2018 amounted to approximately $218,000 and $178,000, respectively.  The rent expense during the six months ended June 30, 2019 and 2018 amounted to approximately $419,000 and $302,000, respectively.

Future minimum lease payments under the agreements were as follows as of June 30, 2019 (in thousands):

Amount
2019 (six months)	$365
2020	980
2021	975
2022	1,003
2023 and thereafter	3,665
Total lease payments	6,988
Less: Interest	2,350
Present value of lease liabilities	$4,638

The weighted average remaining lease term is 6.8 years and the weighted average discount rate is 13.1%.

The Company adopted ASU 2016-02 on January 1, 2019 as noted in Note 2. Prior to the adoption, future minimum lease payment under the non-cancellable leases at December 31, 2018 were as follows (in thousands):

Amount
2019	$730
2020	974
2021	973
2022	1,003
2023 and thereafter	3,665
Total	$7,345

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Management Control Acquisition Agreement — On June 12, 2017, the Company entered into a Management Control Acquisition Agreement (the “MCAA”) with Telcon Holdings, Inc., a Korean corporation, and Telcon RF Pharmaceutical Inc. (formerly Telcon Inc. and herein “Telcon”), a Korean-based public company whose shares are listed on KOSDAQ, a trading board of Korea Exchange in South Korea. In accordance with the MCAA, the Company invested the ₩36.0 billion KRW (approximately $31.8 million USD) proceeds from the advance payment by Telcon Inc. under the API Supply Agreement discussed below to purchase 6,643,559 shares of Telcon Inc’s common shares at a purchase price of ₩5,419 KRW (approximately $4.79 USD) per share.

The MCAA was amended in certain respect and supplemented by an Agreement, dated as of September 29, 2017 (the “September 2017 Agreement”), among the parties. Pursuant to the September 2017 Agreement, among other things, Telcon Inc. purchased 4,444,445 shares of Company common stock from two stockholders of the Company at a price of $6.60 per share.

On July 2, 2018, the Company entered into an additional agreement (the “Additional Agreement”) with Evercore Investment Holdings Co., Ltd. (formerly Telcon Holdings Co., Ltd.) (“Evercore”) and Telcon. In the Additional Agreement, the Company agreed to use the proceeds from any sales of the Company’s KPM Tech Co., Ltd shares to repurchase shares of Company common stock from Telcon at a price of $7.60 a share, subject to certain exceptions, and Telcon granted the Company the right to repurchase all or a portion of Telcon’s shares of Company common stock at a price of $7.60 a share until October 31, 2018 and at a price to be agreed upon after October 31, 2018. In the Additional Agreement, Telcon also granted the Company a right of first refusal until June 30, 2019 to purchase any of the Company shares that Telcon may wish to sell.

Raw Material Supply Agreement — As described in Note 2, on June 12, 2017, the Company entered into an API Supply Agreement with Telcon pursuant to which it advanced to the Company approximately ₩36.0 billion KRW (approximately $31.8 million USD) in consideration of the right to supply 25% of the Company’s requirements for bulk containers of PGLG for a term of fifteen (15) years. The amount advanced to the Company was recorded as a deferred Trade Discount. On July 12, 2017, the parties entered into a Raw Material Supply Agreement which superseded the API Supply Agreement. The Raw Material Supply Agreement is effective for a term of five (5) years with ten (10) one-year renewal periods. The Raw Material Supply Agreement will automatically renew unless terminated by either party in writing. The Raw Material Supply Agreement provides that the Company will purchase from Telcon 940,000 kilograms of PGLG at $50 USD per kilogram, or a total of $47.0 million. The PGLG purchased from Telcon is included in inventory at net realizable value (i.e., approximately $19 per kilogram as of June 30, 2019) with the excess purchase price being recorded as a charge against the deferred Trade Discount.

NOTE 11 — RELATED PARTY TRANSACTIONS

The following table sets forth information relating to our loans from related persons outstanding on or at any time during the six months ended June 30, 2019 (in thousands):

Class	Lender	Interest Rate	Date of Loan	Term of Loan	Principal Amount Outstanding at June 30, 2019	Highest Principal Outstanding	Amount of Principal Repaid or Converted into Stock	Amount of Interest Paid	Conversion Rate	Shares Underlying Notes June 30, 2019
Current, Promissory note payable to related parties:
	Lan T. Tran (2)	10%	4/29/2016	Due on Demand	20	20	—	—	—	—
	Hope Hospice (1)	10%	6/3/2016	Due on Demand	250	250	—	—	—	—
	Lan T. Tran (2)	10%	2/9/2017	Due on Demand	—	12	—	—	—	—
	Yutaka Niihara (2)(3)	10%	9/14/2017	Due on Demand	27	904	—	—	—	—
	Lan T. Tran (2)	11%	2/10/2018	Due on Demand	159	159	—	—	—	—
	Lan T. Tran (2)	10%	2/9/2019	Due on Demand	14	14	—	—	—	—
				Subtotal	$470	$1,359	$—	$—		—

Current, Convertible notes payable to related parties:
	Yasushi Nagasaki (2)	10%	6/29/2012	Due on Demand	$200	$200	$—	$45	$3.30	64
	Yutaka & Soomi Niihara (2)(3)	10%	11/16/2015	2 years	200	200	—	—	$4.50	61
	Wei Peu Zen (3)	10%	11/6/2017	2 years	5,000	5,000	—	—	$10.00	557
	Profit Preview International Group, Ltd. (4)	10%	2/1/2018	2 years	4,037	4,037	—	—	$10.00	440
	Profit Preview International Group, Ltd. (4)	10%	3/21/2018	2 years	5,363	5,363	—	—	$10.00	578
				Subtotal	$14,800	$14,800	$—	$45		1,700
				Total	$15,270	$16,159	$—	$45		1,700

(1)	Dr. Niihara, a Director and Chief Executive Officer of the Company, is also the Chief Executive Officer of Hope Hospice.
(2)	Officer.
(3)	Director.
(4)	Mr. Zen, a Director of the Company, is the sole owner of Profit Preview International Group, Ltd.

The following table sets forth information relating to our loans from related persons outstanding at any time during the year ended December 31, 2018:

Class	Lender	Interest Rate	Date of Loan	Term of Loan	Principal Amount Outstanding at December 31, 2018	Highest Principal Outstanding	Amount of Principal Repaid or Converted into Stock	Amount of Interest Paid	Conversion Rate	Shares Underlying Notes December 31, 2018
Current, Promissory note payable to related parties:
	Masaharu & Emiko Osato (3)	11%	12/29/2015	Due on Demand	$—	$300	$300	$76	—	—
	Lan T. Tran (2)	11%	2/10/2016	Due on Demand	—	131	131	29	—	—
	Masaharu & Emiko Osato (3)	11%	2/25/2016	Due on Demand	—	400	400	94	—	—
	Lan T. Tran (2)	10%	4/29/2016	Due on Demand	20	20	—	—	—	—
	Hope Hospice (1)	10%	6/3/2016	Due on Demand	250	250	—	—	—	—
	Lan T. Tran (2)	10%	2/9/2017	Due on Demand	12	12	—	—	—	—
	Yutaka Niihara (2)(3)	10%	9/14/2017	Due on Demand	27	904	877	95	—	—
	Lan T. Tran (2)	11%	2/10/2018	Due on Demand	159	159	—	—	—	—
				Subtotal	$468	$2,176	$1,708	$294		—

Current, Convertible notes payable to related parties:
	Yasushi Nagasaki (2)	10%	6/29/2012	Due on Demand	200	200	—	—	$3.30	74
	Yutaka & Soomi Niihara (2)(3)	10%	11/16/2015	2 years	200	200	—	—	$4.50	58
	Wei Peu Zen (3)	10%	11/6/2017	2 years	5,000	5,000	—	250	$10.00	533
				Subtotal	$5,400	$5,400	$—	$250		665

Non Current, Convertible notes payable to related parties:
	Profit Preview International Group, Ltd. (4)	10%	2/1/2018	2 years	4,037	4,037	—	202	$10.00	420
	Profit Preview International Group, Ltd. (4)	10%	3/21/2018	2 years	5,363	5,363	—	268	$10.00	552
				Subtotal	$9,400	$9,400	$—	$470		972
				Total	$15,268	$16,976	$1,708	$1,014		1,637

(1)	Dr. Niihara, a Director and Chief Executive Officer of the Company, is also the Chief Executive Officer of Hope Hospice.
(2)	Officer
(3)	Director
(4)	Mr. Zen, a Director of the Company, is the sole owner of Profit Preview International Group, Ltd.

NOTE 12 — SUBSEQUENT EVENTS

 On July 17, 2019, the Company completed its merger transaction with the MYnd Analytics, Inc (“MYnd”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019, among MYnd, Athena Merger Subsidiary, Inc. (“Merger Sub”), and the Company, as amended by Amendment No. 1 thereto, dated as of May 10, 2019 (as so amended, the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of MYnd (the “Merger”). On July 17, 2019, immediately after completion of the Merger, MYnd changed its name to “Emmaus Life Sciences, Inc.” References in this Note to “MYnd” mean MYnd before the name change and references herein to “Emmaus” mean MYnd following the following the name change.

The Merger was treated as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, the Company is considered to have acquired MYnd. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

In connection with and prior to the Merger, MYnd contributed and transferred to Telemynd, Inc., a newly formed, wholly-owned subsidiary of MYnd all or substantially all of MYnd’s business, assets and liabilities except for certain retained assets and liabilities (the “Spin-Off”). The Spin-Off was completed on July 16, 2019.

On July 17, 2019, in connection with, and prior to the completion of, the Merger, MYnd effected a 1-for-6 reverse split (the “Reverse Split”) of its outstanding shares of common stock, par value $0.001 per share (“Common Stock”).

Pursuant to the Merger Agreement, MYnd issued shares of Common Stock to the Company’s former stockholders at an exchange ratio of 1.050457 shares of Common Stock, after giving effect to the Reverse Split, for each share of the Company’s common stock outstanding immediately prior to the Merger, including shares deemed outstanding immediately prior to the Merger upon the conversion of outstanding convertible promissory notes of the Company. The exchange ratio was determined through arms’-length negotiations between MYnd and the Company. The Company also assumed the stock options outstanding under the Company’s Amended and Restated 2011 Stock Incentive Plan and out, with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to the exchange ratio multiplied by the number of shares of the Company’s common stock previously purchasable under such options at an exercise price per share equal to the former exercise price thereunder divided by such exchange ratio. Upon the Merger, the Company’s outstanding Amended and Restated 10% Senior Secured Debentures due October 21, 2020 (“Debentures”) and outstanding warrants to purchase the Company’s common stock generally became convertible and exercisable in accordance with their terms into a number of shares of Common Stock equal to the exchange ratio multiplied by the number of shares of the Company’s common stock previously purchasable under the Debentures and the warrants at a conversion or exercise price per share divided by such exchange ratio. The exercise price per share of warrants to purchase 1,464,000 shares of the Company was subject to further adjustment based upon the VWAP price of the Emmaus shares on the first trading day of Emmaus shares following the Merger.

Immediately prior to the merger approximately $35.5 million principal amount of and accrued interest on outstanding convertible notes payable and other notes payable of the Company were converted into shares of common stock of the Company with a resulting increase of approximately $35.5 million of the common stock, additional paid-in capital and stockholders’ equity of the Company.

Immediately after the Merger, there were approximately 47,467,152 total shares of Emmaus Common Stock outstanding after the elimination of any fractional shares resulting from the Reverse Split and the Merger exchange ratio. Immediately after the Merger, the former stockholders, option holders, Debenture holders and warrant holders of the Company owned, or held rights to acquire, 94.1% of the fully-diluted Emmaus Common Stock, with MYnd’s stockholders, option holders and warrant holders immediately prior to the Merger owning, or holding rights to acquire, 5.9% of the fully-diluted Emmaus Common Stock.

In conjuncture with the completion of the Merger, the Company agreed to retain up to $250,000 of MYnd’s liabilities in addition to reimburse up to $500,000 of MYnd’s transaction costs.

On July 22, 2019, the Company filed a Form 15 with the Securities and Exchange Commission “SEC”), which immediately suspended the Company’s ongoing obligation to file SEC reports under Section 13(d) of the Securities Exchange Act of 1934.

Subsequent to June 30, 2019, the Company issued the following:

	Amounts	Number of Shares Issued
Common shares	$3,000,000	454,545

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

With respect to the following discussion, the terms, “we,” “us,” “our,” “Emmaus” or the “Company” refer to EMI Holding, Inc., (formally “Emmaus Life Sciences, Inc.”), and its direct and indirect wholly-owned subsidiaries.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 21, 2019 (the “Annual Report”).

This Quarterly Report contains forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this report, including statements regarding our future financial position, capital expenditures, cash flows, business strategy and plans and objectives of management for future operations are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, our ability to raise additional capital to fund our operations, market acceptance of Endari®, our reliance on third-party manufacturers for our drug products, our dependence on licenses for certain of our products, exposure to product liability and defect claims, obtaining, and, or, maintaining the U.S. Food and Drug Administration (“FDA”) and other regulatory authorization to market Endari® or our product candidates, development of a public trading market for our securities, and various other matters, many of which are beyond our control.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this Form 10-Q are qualified by these cautionary statements. We undertake no duty to amend or update these statements beyond what is required by SEC reporting requirements.

Company Overview

We are a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, primarily for rare and orphan diseases. On July 7, 2017, the U.S. Food and Drug Administration, or FDA, approved Emmaus’ lead product, Endari® (L-glutamine oral powder), to reduce the severe complications of sickle cell disease, or SCD, in adult and pediatric patients five years of age and older, and in January 2018, we began marketing and selling Endari® in the U.S. Endari® has received Orphan Drug designation from the FDA and Orphan Medical designation from the European Commission, or EC, which designations afford marketing exclusivity for Endari® for a seven-year period in the U.S. and ten-year period in the E.U., respectively, following marketing approval.

Until we began marketing and selling Endari® in the U.S. in early 2018, we had minimal revenues and relied upon funding from sales of equity securities and debt financings and loans, including loans from related parties. As of June 30, 2019, our accumulated deficit was $189.5 million and we had cash and cash equivalents of $15.2 million, of which $12.2 million was attributable to EJ Holdings Inc., a Japanese company which we consolidate as a variable interest entity (“VIE”). Until we can generate sufficient Endari® sales revenues, our future cash requirements are expected to be financed through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Because of the numerous risks and uncertainties associated with pharmaceutical development, we are unable to predict if or when we will become profitable through the sales of Endari®.

Emmaus Medical, LLC was organized on December 20, 2000. In October 2003, Emmaus Medical, LLC undertook a merger reorganization with Emmaus Medical, Inc., which was originally incorporated in September 2003.

Pursuant to an Agreement and Plan of Merger dated April 21, 2011, which we refer to as the Merger Agreement, by and among us, AFH Merger Sub, Inc., our wholly‑owned subsidiary, which we refer to as AFH Merger Sub, AFH Advisory and Emmaus Medical, Emmaus Medical merged with and into AFH Merger Sub on May 3, 2011 with Emmaus Medical continuing as the surviving entity, which we refer to as the Merger. Upon the closing of the Merger, we changed our name from “AFH Acquisition IV, Inc.” to “Emmaus Holdings, Inc.” On September 14, 2011, we changed our name to “Emmaus Life Sciences, Inc.”

Our future capital requirements are substantial and may increase beyond our current expectations depending on many factors, including, but not limited to: our success in commercializing Endari® in the U.S. or elsewhere; the duration and results of the clinical trials for our other product candidates; unexpected delays or developments when seeking regulatory approvals; the time and cost in preparing, filing, prosecuting, maintaining and enforcing patent claims; current and future unexpected developments encountered in implementing our business development and commercialization strategies; the outcome of any future litigation; and further arrangements, if any, with collaborators.

On July 17, 2019, the Company completed its merger transaction with MYnd Analytics, Inc. (“MYnd in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019, among the Company, Athena Merger Subsidiary, Inc. (“Merger Sub”), and Emmaus, as amended by Amendment No. 1 thereto, dated as of May 10, 2019 (as so amended, the “Merger Agreement”), pursuant to which Merger Sub merged with and into Emmaus, with Emmaus surviving as a wholly-owned subsidiary of MYnd (the “Merger”). On July 17, 2019, immediately after completion of the Merger, MYnd changed its name to “Emmaus Life Sciences, Inc.”

The Merger was treated as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, the Company is considered to have acquired MYnd. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Financial Overview

Revenues

Since January 2018, we have generated revenues through the sale of Endari® as a treatment for SCD. We also generate revenues to a much lesser extent from AminoPure, a nutritional supplement.

Revenues from Endari® product sales are recognized upon delivery and transfer of control of products to the Company’s distributors and specialty pharmacy providers customers. Distributors resell the products to other specialty pharmacy providers, health care providers, hospitals, patients and clinics. In addition to distribution agreements with distributors, we enter into contractual arrangements with specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities that provide for government-mandated and/or privately-negotiated rebates, chargebacks and discounts with respect to the purchase of our products. These various discounts, rebates, and chargebacks are referred to as “variable consideration.” Revenues from product sales are recorded net of variable consideration.

Prior to recognizing revenues, we forecast and estimate variable consideration. Amounts of variable consideration are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Provisions for returns and other variable consideration adjustments are provided for in the period in which the related revenues are recorded. Actual amounts of variable consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, we will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The following are our significant categories of variable consideration:

Sales Discounts and Allowances: We provide our customers contractual prompt payment discounts and from time to time offers additional one-time discounts that are recorded as a reduction of revenues in the period the revenues are recognized.

Product Returns: We offer our distributors a right to return product purchased directly from us based principally upon (i) overstocks, (ii) inactive products or non-moving product due to market conditions, and (iii) expired products. Product return allowances are estimated and recorded at the time of sale.

Government Rebates: We are subject to discount obligations under state Medicaid programs and the Medicare Part D prescription drug coverage gap program. We estimate Medicaid and Medicare Part D prescription drug coverage gap rebates based upon a range of possible outcomes that are probability-weighted for the estimated payor mix. These reserves are recorded in the same period the related revenues are recognized, resulting in a reduction of product revenues and the establishment of a current liability that is included as an accrued liability in our balance sheet. Our liability for these rebates consists primarily of estimates of claims expected to be received in future periods related to recognized revenues.

Chargebacks and Discounts: Chargebacks for fees and discounts represent the estimated obligations resulting from contractual commitments to sell products to certain specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities at prices lower than the list prices charged to distributors.  The distributors charge us for the difference between what they pay for the products and our contracted selling price to these specialty pharmacy providers, in-office dispensing providers, group purchasing organizations, and government entities.  These reserves are established in the same period that the related revenues are recognized, resulting in a reduction of revenues. Chargeback amounts are generally determined at the time of resale of products by our distributors.

Cost of Goods Sold

Cost of goods sold includes the raw materials, packaging, shipping and distribution costs of Endari® and AminoPure.

Research and Development Expenses

Research and development costs consist of expenditures for new products and technologies, which primarily involve fees paid to contract research organizations (“CRO”) that conduct clinical trials of our product candidates, payroll-related expenses, study site payments, consultant fees, and activities related to regulatory filings, manufacturing development costs and other related supplies. The costs of later-stage clinical studies, such as Phase 2 and 3 trials, are generally higher than those of earlier stages of development, such as preclinical studies and Phase 1 trials. This is primarily due to the increased size, expanded scope, patient related healthcare and regulatory compliance costs, and generally longer duration of later-stage clinical studies.

The most significant clinical trial expenditures in prior years have been related to the CRO costs and the payments to study sites in our Endari® clinical trials. The contract with the CRO is based on time and material expended, whereas the study site agreements are based on per patient costs as well as other pass-through costs, including, but not limited to, start-up costs and institutional review board fees. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones.

Future research and development expenses will depend on any new product candidates or technologies that we may introduce into our research and development pipeline. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree, if any, such arrangements would affect our development plans and capital requirements.

Due to the inherently unpredictable nature of the process for developing drugs, biologics and cell-based therapies and the interpretation of the regulatory requirements, we are unable to estimate with any degree of certainty the amount of costs which will be incurred in obtaining regulatory approvals of Endari® outside of the U.S. and the continued development of our other preclinical and clinical programs. Clinical development timelines, the probability of success and development costs can differ materially from expectations and can vary widely. These and other risks and uncertainties relating to product development are described in the Annual Report under the headings “Risk Factors—Risks Related to Development of our Product Candidates,” “Risk Factors—Risks Related to our Reliance on Third Parties,” and “Risk Factors—Risks Related to Regulatory Approval of our Product Candidates and Other Legal Compliance Matters.”

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs, including share-based compensation, for personnel in executive, finance, business development, information technology, marketing and legal functions. Other general and administrative expenses include facility costs, patent filing costs and professional fees and expenses for legal, consulting, auditing and tax services. Inflation has not had a material impact on our general and administrative expenses over the past two years. We expect general and administrative expenses to continue to increase as we add additional personnel to support the business and operations of the Company.

Selling Expenses

Selling expenses consist principally of salaries and related costs for personnel involved in the launch, promotion and marketing of our products. Other selling cost include advertising, commissions, third party consulting costs, the cost of contracted sales personnel and travel. We expect selling expenses, as well as general and administrative expenses to increase as we add additional sales and administrative personnel to support the commercialization of Endari®.

Inventories

Inventories consist of raw material, finished goods and work-in-process and are valued on a first-in, first-out basis and at the lower of cost or market value. Substantially all of the raw material purchased during the six months ended June 30, 2019 and 2018 were from one vendor.

Results of Operations

Three months ended June 30, 2019 and 2018

          Revenues, Net. Net revenues increased by $3.3 million, or 128%, to $5.9 million for three months ended June 30, 2019 from $2.6 million for the three months ended June 30, 2018. Substantially all of these revenues were from sales of Endari®, and revenues from sales of AminoPure were immaterial. The increase in net revenues is primarily attribute to increase in sales personnel and higher market acceptance of Endari®. We expect Endari® revenues to continue to increase as we expand our commercialization efforts in the United States and abroad.

Cost of Goods Sold. Cost of goods sold were $0.2 million for both the three months ended June 30, 2019 and the three months ended June 30, 2018. Cost of goods sold includes costs for raw material, packaging, testing, shipping and costs related to scrapped inventory. Substantially all of the raw material purchased during the three months ended June 30, 2019 and 2018 were from one vendor.

Research and Development Expenses. Research and development expenses increased by $0.1 million, or 36%, to $0.5 million for the three months ended June 30, 2019 from $0.4 million for the three months ended June 30, 2018. This increase was primarily due to an increase in expenses related to our sponsored diverticulosis study. We expect our research and development costs to increase in the remainder of 2019 as the study progresses.

Selling Expenses. Selling expenses increased by $0.3 million, or 21%, to $1.9 million for the three months ended June 30, 2019 from $1.6 million for the three months ended June 30, 2018. Selling expenses consist primarily of distribution fees, sales force fees, promotion, travel, marketing and branding expenses for Endari® and to a much lesser extent costs of distribution, promotion, travel, tradeshows and exhibits related to AminoPure. The increase in selling expenses was primarily related to increased contract sales force fees for Endari®. We anticipate that our selling expenses will increase during the remainder of 2019 as we expand Endari® marketing and sales activities.

General and Administrative Expenses. General and administrative expenses increased by $0.7 million, or 23%, to $3.9 million for the three months ended June 30, 2019 from $3.1 million for the three months ended June 30, 2018. General and administrative expenses include share-based compensation expenses, professional fees, office rent and payroll expenses. We expect general and administrative expenses to continue to increase as we add additional personnel to support the commercialization of Endari® and our other business operations.

Other Income (Expense). Total other expense decreased by $26.1 million, or 59%, to $18.5 million for the three months ended June 30, 2019, compared to $44.6 million in other expense for the three months ended June 30, 2018. The decrease was primarily due to a decrease of $29.2 million in a change in the net loss on equity investment in marketable securities partially offset by increase of $3.0 million in interest expense.

Net Income (Loss). Net loss attributable to us for the three months ended June 30, 2019 increased by $28.7 million, or, to $18.6 million for the three months ended June 30, 2019 from $47.3 million for the three months ended June 30, 2018 The decrease in net loss attributable to us is primarily a result of $3.3 million increase in net revenues and $26.1 million decrease in other expenses partially offset by $1.2 million increase in operating expenses as discussed above. Our loss from operations was $0.6 million for the three months ended June 30, 2019 as compared to loss of $2.8 million for the three months ended June 30, 2018.

 Six months ended June 30, 2019 and 2018

Revenues, Net. Net revenues increased by $7.8 million, or 233%, to $11.2 million for the six months ended June 30, 2019 from $3.4 million for the six months ended June 30, 2018. Substantially all of these revenues were from Endari® sales, and revenues from AminoPure, a nutritional supplement product and our NutreStore L-glutamine powder were immaterial. The increase in net revenue is primarily attributable to an increase in sales personnel and higher market acceptance of Endari®. We expect Endari® revenues to continue to increase as we expand our commercialization efforts in the United States and abroad.

Cost of Goods Sold. Cost of goods sold were $0.4 million for both six months ended June 30, 2019 and for the six months ended June 30, 2018. Cost of goods sold includes costs for raw material, packaging, testing, shipping and costs related to scrapped inventory. All of the raw material purchased during the six months ended June 30, 2019 and 2018 came from one vendor.

Research and Development Expenses. Research and development expenses increased by $0.2 million, or 30%, to $1.1 million for the six months ended June 30, 2019 from $0.8 million for the six months ended June 30, 2018. This increase was primarily due to an increase in expenses related to our sponsored diverticulosis study. We expect our research and development costs to increase in the remainder of 2019 as the study progresses.

Selling Expenses. Selling expenses increased by $0.9 million, or 39%, to $3.4 million for the six months ended June 30, 2019 from $2.4 million for the six months ended June 2018. Selling expenses include the distribution fees, sales force fees, promotion, travel, marketing and branding expenses for Endari®. Also included are the costs for distribution, promotion, travel, tradeshows and exhibits related to NutreStore and AminoPure. The increase was primarily related to Endari® as we launched the product during the current reporting period. We anticipate that our selling expenses will increase during the remainder of 2019 as we expand our selling efforts.

General and Administrative Expenses. General and administrative expenses increased by $0.6 million, or 8%, to $7.5 million for the six months ended June 30, 2019 from $6.9 million for the six months ended June 30, 2018. General and administrative expenses include share-based compensation expenses, professional fees, office rent and payroll expenses.

Other Income and Expense. Total other expense decreased by $14.2 million, or 31%, to $32.1 million for the six months ended June 30, 2019 from $46.2 million in other expense for the six months ended June 30, 2018. The decrease was primarily due to a decrease of $17.2 million in a change in the net loss on equity investment in marketable securities partially offset by increase of $4.7 million in interest expenses.

Operating Expenses Overall. We anticipate that our operating expenses will increase for, among others, the following reasons:

•

We intend to reinforce our sales and marketing team to commercialize Endari in the U.S. and to enter into one or more strategic partnerships to market Endari and the EU and other territories, subject to marketing approvals;

•

We anticipate increases in payroll and employee expenses associated with an increase in personnel, higher consulting, legal, accounting and investor relations costs, and increases in insurance premiums; and

•	We expect increases in research and development activities as we undertake to development of our product candidates continues.

Net Losses. Net losses attribute to us decreased by $20.6 million, or 39%, to $32.8 million for the six months ended June 30, 2019 from $53.4 million for the six months ended June 30, 2018. The decrease in net losses attribute to us is primarily a result of a $7.8 million increase in net revenues, $14.2 million decrease in other expenses partially offset by a $1.8 million increase in operating expenses as discussed above. On an operating basis, our loss from operations decreased by $6.0 million or 83%, to $1.2 million for the six months ended June 30, 2019, from $7.2 million for the six months ended June 30, 2018. The decrease of loss is primarily due to a $7.8 million increase of net revenue partially offset by a $1.8 million increase of operating expenses as discussed above.

Liquidity and Capital Resources

Based on our losses to date, anticipated future revenues and operating expenses, debt repayment obligations and cash and cash equivalents of $15.2 million of which $12.2 million was attributable to a VIE, as of June 30, 2019, we do not have sufficient operating capital for our business without raising additional capital. We had an accumulated deficit of $189.5 million at June 30, 2019. We anticipate that we will continue to incur net losses for the foreseeable future as we incur expenses for the commercialization of Endari, research costs for our pilot study of our L-glutamine product in the treatment of diverticulosis and corneal cell sheets using Cultured Autologous Oral Mucosal Epithelial Cell Sheet technology and the expansion of corporate infrastructure, including costs associated with being a public reporting company. We have previously relied on private equity offerings, debt financings and loans, including loans from related parties. As part of this effort, we have received various loans from officers, stockholders and other investors as discussed below. As of June 30, 2019, we had outstanding notes payable in an aggregate principal amount of $52.4 million, consisting of $17.4 million of non-convertible promissory notes and debentures and $35.0 million of convertible notes. The convertible notes and non-convertible promissory notes bear interest at rates ranging from 10% to 11% and, are unsecured. The net proceeds of the loans were used for working capital purposes. See Notes 7 and 11 to our consolidated statements for a description of recent amendments to our convertible promissory notes that make them convertible automatically into shares of Company common stock immediately prior to the effective time of our merger transaction with MYnd Analytics., Inc. Immediately prior to the merger on July 17, 2019, approximately $35.5 million principal amount of, and accrued interest on, outstanding convertible notes payable and notes payable of the Company were converted in to share of the Company thereby increasing stockholders’ equity by the corresponding amount. See Note 12 – Subsequent Events.

Of the notes outstanding as of June 30, 2019, approximately $51.1 million principal amount of the notes are either due on demand or will become due and payable within the next 12 months. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategies.

Our average monthly cash burn rate over the six months ended June 30, 2019 was approximately $0.4 million per month.

Until we can generate a sufficient product revenue, our future cash needs are expected to be financed through public or private equity offerings, debt financings, loans, including loans from related parties, or other sources, such as strategic partnership agreements and licensing or other strategic arrangements. We have no understanding or arrangements with respect to future financings, and there can be no assurance of the availability of such capital on terms acceptable to us (or at all). Due to the uncertainty of our ability to meet our current operating and capital expenses, there is substantial doubt about our ability to continue as a going concern.  There is also no assurance that revenues from sales of Endari® will increase as expected.

For the six months ended June 30, 2019 and during the year ended December 31, 2018, we borrowed varying amounts pursuant to convertible notes and non-convertible promissory notes. As of June 30, 2019, and December 31, 2018, the aggregate principal amounts outstanding under convertible notes and non-convertible promissory notes totaled $52.4 million and $55.2 million, respectively.

The table below lists our outstanding notes payable as of June 30, 2019 and December 31, 2018 and the material terms of our outstanding borrowings:

Year Issued	Interest Rate Range	Term of Notes	Conversion Price	Principal Outstanding June 30, 2019	Discount Amount June 30, 2019	Carrying Amount June 30, 2019	Shares Underlying Notes June 30, 2019	Principal Outstanding December 31, 2018	Discount Amount December 31, 2018	Carrying Amount December 31, 2018	Shares Underlying Notes December 31, 2018
Notes payable
2013	10%	Due on demand	—	$926	$—	$926	—	$909	$—	$909	—
2015	10%	Due on demand	—	—	—	—	—	10	—	10	—
2016	10% - 11%	Due on demand	—	833	—	833	—	843	—	843	—
2017	5% - 11%	Due on demand	—	—	—	—	—	2,575	—	2,575	—
2018	10% - 11%	Due on demand- 18 months	—	12,200	5,053	7,147	—	12,311	9,233	3,078	—
2019	11%	Due on demand - 6 months	—	2,960	—	2,960	—	—	—	—	—
				$16,919	$5,053	$11,866	—	$16,648	$9,233	$7,415	—
		Current		$15,719	$4,556	$11,163	—	$12,448	$6,054	$6,394	—
		Non-current		$1,200	$497	$703	—	$4,200	$3,179	$1,021	—
Notes payable - related party
2016	10%	Due on demand	—	270	—	270	—	270	—	270	—
2017	10%	Due on demand	—	27	—	27	—	39	—	39	—
2018	11%	Due on demand	—	159	—	159	—	159	—	159	—
2019	10%	Due on demand	—	14	—	14	—	—	—	—	—
				$470	$—	$470	—	$468	$—	$468	—
		Current		$470	$—	$470	—	$468	$—	$468	—
Convertible notes payable
2011	10%	5 years	$3.05	$—	$—	$—	$—	$300	$—	$300	98
2014	10%	Due on demand - 2 years	$3.05 - $3.60	538	—	538	192	519	—	519	184
2016	10%	1 year	$4.50	62	—	62	17	61	—	61	17
2017	10%	Due on demand - 1 year	$3.50 - $4.50	1,568	8	1,560	516	2,820	349	2,471	899
2018	6% - 10%	Due on demand - 2 years	$3.50 - $10.00	9,860	1,363	8,497	1,656	19,556	6,169	13,387	3,664
2019	10%	Due on demand - 1 year	$3.50 - $7.60	8,210	4,550	3,660	2,193	—	—	—	—
				$20,238	$5,921	$14,317	4,574	$23,256	$6,518	$16,738	4,862
		Current		$20,092	$5,814	$14,278	4,532	$16,604	$5,351	$11,253	3,981
		Non-current		$146	$107	$39	42	$6,652	$1,167	$5,485	881
Convertible notes payable - related party
2012	10%	Due on demand	$3.30	$200	$—	$200	64	$200	$—	$200	74
2015	10%	2 years	$4.50	200	—	200	61	200	—	200	58
2017	10%	2 years	$10.00	5,000	123	4,877	557	5,000	311	4,689	533
2018	10%	2 years	$10.00	9,400	497	8,903	1,018	9,400	871	8,529	972
				$14,800	$620	$14,180	1,700	$14,800	$1,182	$13,618	1,637
		Current		$14,800	$620	$14,180	1,700	$5,400	$311	$5,089	665
		Non-current		$—	$—	$—	—	$9,400	$871	$8,529	972
		Total		$52,427	$11,594	$40,833	6,274	$55,172	$16,933	$38,239	6,499

See Note 7 and 12 to our consolidated financial statements for information regarding recent amendments to our outstanding notes.

Cash flows for the six months ended June 30, 2019 and June 30, 2018

Net cash provided by operating activities

Net cash flows used in operating activities decreased by $0.9 million, or 29%, to a negative net cash flow of $2.2 million for the six months ended June 30, 2019 from negative cash flow of $3.1 million for six months ended June 30, 2018. This increase was primarily due to a $19.9 million in decrease in net loss offset by $3.8 million increase of working capital expenditures and $15.3 million in the non-cash adjustments to net loss. The increase in non-cash adjustments to net loss was primarily attributable to a $17.2 million decrease in net loss on investment in marketable securities and $3.2 million decrease in loss on debt settlement offset by $4.2 million increase in amortization of discount of convertible notes and notes payable.

Net cash used in investing activities

Net cash flows provided by (used in) investing activities increased by $0.7 million, or 138%, to $0.2 million positive cash flow for six months ended June 30, 2019 compared to $0.5 million negative cash flow for the six months ended June 30, 2018. Net cash used in investing activities includes sales and purchase of marketable securities and investment at cost, as well as purchase of property and equipment.

Net cash from financing activities

Net cash flows provided by (used in) financing activities increased by $16.9 million, or 101%, to $0.1million positive cash flow for the six months ended June 30, 2019 from $16.8 million negative cash flow for the six months ended June 30, 2018, as a result of a decrease of $20.8 million in repayment of notes payable and convertible notes and increase of $3.3 million in net proceeds from issuance of common stock in addition to no repurchase of common stock and warrant during the six months ended June 30, 2019 comparing to $7.5 million used during the six months ended June 30, 2018. The increase of cash inflow is partially offset by the $14.6 million of proceeds from convertible notes received for the six months ended June 30, 2018 while there was no corresponding proceeds during the six months ended June 30, 2019.

Off-Balance-Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), on the basis that the Company will continue as a going concern. Due to the uncertainty of the Company’s ability to meet its current operating and capital expenses, there is substantial doubt about the Company’s ability to continue as a going concern, as the continuation and expansion of its business is dependent upon obtaining further financing, successful and sufficient market acceptance of its products, and finally, achieving a profitable level of operations. The consolidated interim financial statements do not include any adjustments that might result from the outcome of these uncertainties. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the present circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Refer to “Critical Accounting Policies” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report for our critical accounting policies. There have been no material changes in any of our critical accounting policies during the six months ended June 30, 2019 except for adopting the new lease accounting standard.